Exhibit 99.1

701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Second Quarter Fiscal Year 2011 Financial Results

EPS Surges in 2Q on Improved International Demand; Global Industry Outlook Remains Favorable

RONKONKOMA, NY -- September 14, 2010 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its second quarter fiscal year 2011 ended July 31, 2010.

Financial Results Highlights and Recent Company Developments

▪	Revenue of $24.6 million in Q2FY11 up 6.5% over Q2 last year
▪	International expansion efforts drive non-US revenue growth and improved market share
▪	Revenues from outside the US were 43.5% of total in Q2FY11 as compared with 37.5% for Q2FY10
▪	International Growth
o	China external sales continued very strong growth at nearly double Q2 sales from last year
o	India sales double from Q2 last year
o	Brazil sales relatively flat absent large orders in Q2 this year; bids outstanding on several large orders through balance of FY11
o	Stage set for further market expansion with strategically positioned global manufacturing facilities and enhanced product lines
▪
Sales of disposable products in North America were flat in Q2FY11 compared with prior year periods due to Gulf oil spill demand offsetting continued depressed economy, particularly in the industrial and automotive supply chain

▪	Gulf oil spill demand resulting in stock-outs and increased backlog at end of quarter although backlog is declining during Q3
▪	Despite weakness in US sales during Q2FY11, the US Glove Division increased sales by more than 100% from Q2FY10, driven by Indian glove product gaining traction and the Gulf oil spill
▪	Gross margin improved due to contributions from international operations and disposables relating to industry-wide shortages and price increases
▪	Operating expenses increased largely due to:
o	Higher sales volumes overall
o	Freight out increases, due in part to higher volume and use of air freight due to stock-outs
o	Unusual items in Q2 operating results:
▪	$457,000 cumulative charge to equity compensation resulting from the Board of Directors changing the performance level on the 2009 Equity Plan from zero to baseline [$0.054 per share]
▪	$175,000 charge for legal and professional fees in Brazil resulting from the terminations of two managers [$0.027 per share]
▪	$220,000 charge for severance pay resulting from a Reduction in Force [$0.026 per share]
▪	Without unusual expenses in Q2FY11 EPS would have been $0.21 as compared to reported basic EPS of $0.11 and $0.00 in the same period in prior year
▪	Effective inventory control and cash management initiatives resulted in $6.6 million reduction of bank debt at 7/31/10 from 1/31/10
▪	Cash position increased by 30% to $6.6 million at end of Q2FY11 from beginning of fiscal year
▪	No settlement reached in Brazil as arbitration approaches relating to Brazil employment terminations

Fiscal 2011 Second Quarter Financial Results

Net Sales. Net sales increased $1.5 million, or 6.5%, to $24.6 million for the three months ended July 31, 2010, from $23.0 million for the three months ended July 31, 2009.  The net increase was due to an increase of $2.1 million in foreign sales, offset by a $0.6 million decrease in domestic sales.

External sales from China increased by $2.2 million, or 98%, driven by Australian sales and domestic sales in China. Canadian sales increased by $0.2 million, or 12.4%, UK sales increased by $0.2 million or 16.7%, Chile sales decreased by $0.6 million, or 68%, in part resulting from an earthquake that led to business disruptions, and India sales increased by $0.2 million, or 100%. Sales in Brazil were down 7.6% mainly from lack of large bid sales in Q2 this year as compared with the prior period.

US domestic sales of disposables were flat despite positive order flow due to manufacturing capacity constraints and stock-out conditions. Softness in various industrial sectors and economic uncertainty in the US led to chemical suit sales decreasing by $0.5 million, wovens decreasing by $0.4 million and flat reflective sales.  Glove sales in the US increased by $0.7 million due to traction for this relatively new product line and demand relating to the Gulf oil spill.

Gross Profit. Gross profit increased $2.0 million, or 32.6%, to $8.3 million for the three months ended July 31, 2010, from $6.2 million for the three months ended July 31, 2009. Gross profit as a percentage of net sales increased to 33.7% for the three months ended July 31, 2010, from 27.1% for the three months ended July 31, 2009. Major factors driving the changes in gross margins were:

●
Disposables gross margin increased by $1.5 million this year compared with last year. This increase was mainly due to higher margins in Q2 resulting from the prevailing industry wide shortages and price increases

●	Brazil’s gross margin was 46.8% this year compared with 40.6% last year. This increase was largely due to the sales mix, and favorable exchange rates
●	Continued gross losses of $0.1 million from India in Q2 FY11
●	Chemical division gross margin increased 1.1 percentage points resulting from sales mix
●	Canada gross margin increased 6.9 percentage points due to higher volume and favorable exchange rates

Operating Expenses. Operating expenses increased $1.4 million, or 23%, to $7.4 million for the three months ended July 31, 2010, from $6.0 million for the three months ended July 31, 2009.  As a percentage of sales, operating expenses increased to 30.3% for the three months ended July 31, 2010 from 26.1% for the three months ended July 31, 2009.  The $1.4 million increase in operating expenses in the three months ended July 31, 2010 as compared to the three months ended July 31, 2009 was comprised of:

●	$0. 5 million increase in equity compensation resulting from the 2009 restricted stock plan treated at the baseline performance level and the resulting cumulative charge
●	$0.2 million increase in professional fees resulting from the terminations in Brazil
●	$0.2 million increase in freight out shipping costs, in part due to higher volume and in part due to use of air freight in some cases resulting from stock-out conditions
●	$0.2 million increase in administrative payroll mainly resulting from severance pay from terminations in Canada and the US
●
$0.2 million in increased operating costs in China were the result of the large increase in direct international sales made by China, that are now allocated to SG&A costs although previously allocated to cost of goods sold

●	$0.1 million in increased sales commissions resulting from higher volume
●	$0.1 million increase in sales salaries resulting from increased sales personnel in Argentina, China and the wovens Division
●	$(0.1) million in miscellaneous decreases

Operating profit. Operating profit increased 293.6% to $0.8 million for the three months ended July 31, 2010 from $0.2 million for the three months ended July 31, 2009.  Operating margins were 3.4% for the three months ended July 31, 2010 compared to 0.9% for the three months ended July 31, 2009.

Interest Expenses.  Interest expenses decreased by $0.1 million for the three months ended July 31, 2010 as compared to the three months ended July 31, 2009 due to lower borrowing levels outstanding and lower interest rates.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses increased $0.2 million to $0.2 million for the three months ended July 31, 2010, from $0.0 million for the three months ended July 31, 2009.  The Company’s effective tax rates were not meaningful for Q2FY10 and 25.8% for the three months ended July 31, 2010, due to the near breakeven profit in the previous year. The effective tax rate for Q2FY11 reflects goodwill write-offs in Brazil and tax benefits from India resulting from “check the box” in the US.

Net Income.  Net income increased $0.6 to $0.6 million for the three months ended July 31, 2010 from $0.0 million for the three months ended July 31, 2009. The increase in net income primarily resulted from higher sales and improved margins resulting from a favorable pricing environment  in Q2FY11, partially offset by charges to net income of $0.3 million for the cumulative change in Restricted Stock performance level ($0.05 per share), $0.2 million for legal fees in Brazil resulting from management terminations ($0.03 per share), and $0.2 million for severance costs in Canada ($0.03 per share). Excluding these charges, the Company would have reported net income of $1.3 million in the second quarter of fiscal 2011 ($0.21 per share).

Fiscal 2011 First Half Financial Results

Net Sales. Net sales increased $2.9 million, or 6.1%, to $49.9 million for the six months ended July 31, 2010, from $47.0 million for the six months ended July 31, 2009.  The net increase was due to an increase of $5.2 million in foreign sales, partially offset by a $2.3 million decrease in domestic sales. External sales from China increased by $3.3 million, or 83%, driven by sales of products to Australia and domestically in China. Canadian sales increased by $0.7 million or 24%, UK sales increased by $0.6 million or 33%, Chile sales decreased by $0.5 million or 46% in part due to the earthquake. US domestic sales of disposables decreased by $1.0 million, chemical suit sales decreased by $0.8 million, wovens decreased by $0.3 million, reflective sales decreased by $0.3 million and glove sales increased by $0.9 million.  Sales in Brazil were flat in the first half of fiscal 2011 as compared with the same period in fiscal 2010.

Gross Profit. Gross profit increased $2.4 million, or 19.8%, to $14.7 million for the six months ended July 31, 2010, from $12.2 million for the six months ended July 31, 2009. Gross profit as a percentage of net sales increased to 29.4% for the six months ended July 31, 2010, from 26.0% for the six months ended July 31, 2009. Major factors driving the changes in gross margins were:

●
Disposables gross margin increased by 4.7 percentage points this year compared with last year. This increase was mainly due to higher margins in Q2 resulting from the industry wide shortages prevailing, partially offset by higher priced raw materials and a very competitive pricing environment coupled with lower volume in Q1

●	Brazil’s gross margin was 48.1% this year compared with 43.3% last year. This increase was largely due to the volume provided by a larger bid contract this year
●	Gross losses of $0.2 million from India in FY11
●	Chemical division gross margin declined 2.3 percentage points resulting from lower volume and sales mix
●	Canada gross margin increased 6.8 percentage points due to higher volume and favorable exchange rates

Operating Expenses. Operating expenses increased $2.2 million, or 19.3%, to $13.5 million for the six months ended July 31, 2010, from $11.4 million for the six months ended July 31, 2009.  As a percentage of sales, operating expenses increased to 27.1% for the six months ended July 31, 2010 from 24.1% for the six months ended July 31, 2009.  The $2.2 million increase in operating expenses in the six months ended July 31, 2010 as compared to the six months ended July 31, 2009 were comprised of:

●	$0.5 million increase in equity compensation resulting from the 2009 restricted stock plan treated at the baseline performance level and the resulting cumulative charge
●
$0.4 million in increased operating costs in China were the result of the large increase in direct international sales made by China which are now allocated to SG&A costs, previously allocated to cost of goods sold

●	$0.4 million increase in administrative payroll mainly resulting from $0.3 million severance pay from terminations in Canada and the US
●	$0.3 million increase in foreign exchange costs resulting from unhedged losses against the Euro in China. The company has since commenced a hedging program for the Euro
●	$0.3 million increase in freight out shipping costs, in part due to higher volume and in part due to use of air freight in some cases resulting from stock-out conditions
●	$0.2 million increase in professional fees relating to the terminations in Brazil
●	$0.2 million increase in salaries for additional sales personnel in Argentina, China and the wovens division
●	$0.1 million in increased sales commissions resulting from higher volume
●	$(0.2) million miscellaneous decreases

Operating profit. Operating profit increased 27% to $1.1 million for the six months ended July 31, 2010 from $0.9 million for the six months ended July 31, 2009.  Operating margins were 2.3% for the six months ended July 31, 2010 compared to 1.9% for the six months ended July 31, 2009.

Interest Expenses.  Interest expenses decreased by $0.2 million for the six months ended July 31, 2010 as compared to the six months ended July 31, 2009 due to lower borrowing levels outstanding and lower interest rates.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses decreased $0.2 million, or 58%, to $0.2 million for the six months ended July 31, 2010 from $0.4 million for the six months ended July 31, 2009.  The Company’s effective tax rates were not meaningful for this year and 80% for the six months ended July 31, 2009. The  effective tax rate for Q1FY10 was affected by a $350,000 allowance against deferred taxes resulting from the India restructuring, losses in India and UK with no tax benefit, tax benefits in Brazil resulting from government incentives and goodwill write-offs, and credits to prior year’s taxes in the US not previously recorded. The effective tax rate for the first six months of fiscal year 2011 reflects goodwill write-offs in Brazil and tax benefits from India resulting from “check the box” in the US,  and the $1.6 million charge for VAT tax expense in Brazil.

Net Income (loss).  Net income decreased $0.9 to a loss of $0.8 million for the six months ended July 31, 2010 from a profit of $0.1 million for the six months ended July 31, 2009. The decrease in net income primarily resulted from the $1.6 million charge for VAT tax expense in Brazil in the first quarter of the present fiscal year.  Excluding the Brazilian VAT tax expense, the Company would have reported net income of $0.8 million in the six months ended July 31, 2010, a 771% increase as compared to the same period in fiscal 2009. The improved profitability before VAT tax expense reflects an increase in sales. higher margins particularly in Q2FY11, and a $350,000 allowance against deferred taxes in the prior year resulting from the India restructuring, partially offset by a reduction in gross margins in disposables.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “Lakeland continues to deliver strong financial performance driven by the growth of its international operations and streamlining of its global operating structure.  We have been successful in managing our costs while navigating through a volatile pricing and supply chain environment.  Based on continued demand and our  backlog  at the end of the quarter of approximately $7 million, we believe the Company is positioned for strong results through the balance of the fiscal year

“During the second fiscal quarter, we benefited from requirements related to the Gulf of Mexico oil spill.  Although the oil well has been contained, a significant clean up effort is underway.  We experienced demand for our protective and safety apparel that outstripped our supply of products.  Our warehouse inventory was used up, our manufacturing capacity was nearly at full scale production for the specific products required for the clean up, and raw materials and our other sourcing of goods were on backorders.  Stock-out condition and capacity issues resulted in a backlog of orders at the end of the quarter.  Presently, the Company is working down the backlog, and we expect to fulfill the backorders by the end of the fiscal year. Following the new agreement with DuPont announced last quarter, we have essentially depleted our inventory of products made from material we receive from them, and will resell finished goods they send to us, although they also are experiencing manufacturing constraints.

“The oil spill-related demand benefited our US operations, which overall has experienced longer term challenges.  The impact from the recession served to magnify the reduced requirements for industrial products in the US, although downward pressures had abated as the economy had somewhat retraced from its low point last year.  The long term trend in the US was the basis for our international diversification strategy.  Our timing was prescient as we are now more than offsetting the decline in the US with foreign revenues.  Furthermore, revenues in our overseas operations generally are higher margin as compared to our domestic sales.

“On a larger base of sales in the second quarter of fiscal 2011 as compared with the fiscal 2010 period, nearly 44% of our consolidated revenues were from our foreign operations versus 37% in the prior period.  China and India represent relatively new markets for us in terms of sales operations, and we are gaining traction in both, as evidenced by our nearly doubling of revenues in each market.  Brazil contributes significantly to our presence in industrial growth markets and can deliver significant upswings as there is an abundance of  large bid contracts for public and private sectors for which we have bids outstanding.

“Progress has also been made in our mission to improve our cost structure and balance sheet.  Inventories have been brought down 13% fiscal year-to-date and are now at a reasonable steady state. We do not expect significant further reductions. Our debt has been reduced 69% in the time frame to $3 million, while our cash position is up 30% to $6.6 million at the end of the second quarter.

“In an attempt to rationalize our resources and retain and motivate our workforce in a challenging operating environment, we took the necessary actions that resulted in unusual expenses in the second quarter.  While our second quarter diluted earnings per share surged to $0.10 from break-even last year, an equity compensation adjustment expense and a reduction in force and related costs reduced earnings per share by nearly $0.11 in the second quarter.  Excluding these charges, the Company would have reported net income of $1.2 million in the second quarter of fiscal 2011 ($0.21 per share).  In light of the improvement made at our international operations which presently represent minimal global market share as well as the steps taken to maximize profits, we are confident that there is substantial room for growth.”

Financial Results Conference Call

Lakeland will host a conference call at 10:00 AM (EDT) on September 14, 2010, to discuss the Company’s second quarter fiscal year 2011 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-723-9523 (domestic) or 719-325-4771 (international), code 1429827.

A conference call replay will be available by dialing 888-203-1112 (domestic) or 719-457-0820 (international), code 1429827.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	July 31,	January 31,
ASSETS	2010	2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$6,608	$5,093
Accounts receivable, net	16,319	15,809
Inventories, net	33,560	38,576
Deferred income taxes	1,473	1,261
Prepaid income and VAT tax	3,361	1,732
Other current assets	1,507	2,356
Total current assets	62,828	64,827

Property and equipment, net	13,572	13,742
Intangibles and other assets, net	7,894	5,622
Goodwill	6,090	5,829
Total assets	$90,384	$90,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,665	$3,883
Accrued compensation and benefits	1,546	1,289
Other accrued expenses	644	1,138
Borrowing under revolving credit facility	2,962	9,517
Other short term borrowings	589	-----
Current maturity of long term debt	97	94
Total current liabilities	12,503	15,921
Construction loan payable, net of current maturity	1,600	1,583
VAT taxes payable long-term	3,309	-----
Other liabilities	98	92
Total liabilities	17,510	17,596

Commitments and contingencies
Stockholders’ equity: Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common Stock, $0.01 par; authorized 10,000,000 shares issued and outstanding 5,566,537 and 5,564,732 shares at July 31, 2010 and at January 31, 2010, respectively	56	56
Less treasury stock at cost 125,322 shares at July 31, 2010 and January 31, 2010	(1,353)	(1,353)
Additional paid-in capital	50,098	49,622
Retained earnings	24,448	25,221
Other comprehensive income (loss)	(375)	(1,122)
Total stockholders’ equity	72,874	72,424
Total liabilities and stockholders’ equity	$90,384	$90,020

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009

Net sales	$24,551	$23,049	$49,914	$47,025
Cost of goods sold	16,280	16,812	35,238	34,778
Gross profit	8,271	6,237	14,676	12,247
Operating expenses	7,431	6,023	13,545	11,355
Operating profit	840	214	1,131	892
VAT tax charge-Brazil from prior periods	-----	-----	(1,583)	-----
Interest and other income, net	22	13	35	54
Interest expense	(92)	(227)	(179)	(420)
Income (loss) before income taxes	770	0	(596)	526
Provision (benefit) for income taxes	198	(8)	178	421
Net (loss) income	$572	$8	$(774)	$105
Net (loss) income per common share:
Basic	$0.11	$0.00	$(0.14)	$0.02
Diluted	$0.10	$0.00	$(0.14)	$0.02

Weighted average common
shares outstanding:
Basic	5,440,411	5,415,391	5,439,921	5,410,938
Diluted	5,533,196	5,436,309	5,526,626	5,452,560